USAir, Inc.
                                  Exhibit 99
         Select Airline Operating and Financial Statistics (Note 1.)
                                 (unaudited)


                                            Three Months Ended September 30,  Nine Months Ended September 30,
                                                                  Increase                      Increase
                                                1996     1995    (Decrease)   1996     1995    (Decrease)
                                               -------  -------  ----------  -------  -------  ----------
Revenue passengers (thousands) *               14,329   14,020         2.2%  42,228   42,986       (1.8)%
Total revenue passenger miles ("RPMs")
     (millions)  (Note 2.)                     10,267    9,711         5.7%  29,186   29,024         0.6%
Revenue passenger miles (millions)
     (Note 2.) *                               10,201    9,592         6.3%  28,955   28,658         1.0%
Total available seat  miles ("ASMs")
     (millions)  (Note 3.)                     14,685   14,560         0.9%  42,491   44,955       (5.5)%
Available seat miles (millions)  (Note 3.) *   14,610   14,428         1.3%  42,225   44,549       (5.2)%
Passenger load factor  (Note 4.) *               69.8%    66.5%    3.3 pts.    68.6%    64.3%    4.3 pts.
Break even load factor  (Note 5.)                68.8%    66.2%    2.6 pts.    67.6%    64.8%    2.8 pts.
Passenger revenue per ASM  (Note 6.) *          11.90c   10.82c        10.0%  12.06c   10.60c       13.8%
Total revenue per ASM  (Note 7.)                13.10c   11.86c        10.5%  13.28c   11.59c       14.6%
Cost per ASM  (Note 8.)                         12.44c   11.40c         9.1%  12.66c   11.26c       12.4%
Yield  (Note 9.) *                              17.05c   16.28c         4.7%  17.59c   16.49c        6.7%
Cost of aviation fuel per gallon  (Note 10.)    63.21c   52.84c        19.6%  61.28c   52.53c       16.7%
Gallons of aviation fuel consumed (millions)      282      278         1.4%     824      869        (5.2)%


*  = Denotes scheduled service only (excludes charter service).
c  = Cents

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
                                 USAir, Inc.
                                  Exhibit 99
              Select Airline Operating and Financial Statistics
                                 (unaudited)
                                 (Continued)

Note 1. Operating statistics exclude flights operated by USAir, Inc. ("USAir") under a wet lease arrangement with British Airways Plc ("wet lease"). The wet lease arrangement expired May 31, 1996. Operating statistics include free frequent travelers and the related miles flown. Financial statistics exclude the revenue and expense (which amounts net to zero) generated under the wet lease arrangement and non-recurring items. Wet lease amounts of $12.6 million, $16.2 million and $47.6 million have been excluded from year-to-date results for 1996, third quarter results for 1995 and year-to-date results for 1995, respectively, from both Other Operating Revenues and Other Operating Expenses for purposes of financial statistic calculation. No non-recurring items are included in USAir's results for the third quarter of 1996, the third quarter of 1995 or for the first nine months of 1995. USAir's year-to-date 1996 results include non-recurring expense credits of $29.5 million related to its non-operating BAe-146 aircraft.

Note  2.    Revenue passengers multiplied by the number of miles they flew.

Note 3. Seats available multiplied by the number of miles flown (a measure of capacity).

Note 4. Percentage of aircraft seating capacity that is actually utilized (RPMs/ASMs).

Note 5. Percentage of aircraft seating capacity that must be utilized, based on fares in effect during the period, for USAir to break even at the pretax income level.

Note 6. Passenger Transportation revenue divided by ASMs (a measure of unit revenue).

Note 7. Total Operating Revenues divided by ASMs (a measure of unit revenue).

Note  8.     Total Operating Expenses divided by ASMs (a measure of unit cost).

Note 9. Passenger Transportation revenue divided by RPMs (a measure of unit revenue).

Note 10. Includes the base cost of aviation fuel and transportation charges.